SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement in Amendment No. 5 to Form S-1 of Auto Home Lock, Inc., of our report dated July 20, 2011 on our audit of the financial statements of Auto Home Lock, Inc. as of May 31, 2011, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on May 5, 2011 through May 31, 2011, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

December 19, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351